Exhibit 1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT. THIS DOCUMENT IS FOR INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION AND SHALL NOT FORM THE BASIS OF, OR BE RELIED UPON IN CONNECTION WITH, ANY OFFER OR THE SOLICITATION OF AN OFFER OR COMMITMENT TO BUY OR SUBSCRIBE FOR ANY SECURITIES TO ANY PERSON WHATSOEVER IN ANY JURISDICTION.

Press release
23 February 2024

Volvo Cars to propose a distribution of 62.7 percent of its Polestar shareholding to its shareholders

The Board of Directors of Volvo Car AB (publ) (“Volvo Cars”) today resolved to propose a distribution of 62.7 percent of Volvo Cars’ shareholding in Polestar Automotive Holding UK PLC (“Polestar” and the “Polestar Shareholding”) to Volvo Cars’ shareholders at its 2024 Annual General Meeting (“AGM”). If the AGM approves the proposal, Volvo Cars’ shareholding in Polestar will amount to an ownership stake of 18.0 percent of Polestar’s total outstanding shares.

The proposed distribution follows the evaluation of the Polestar Shareholding that was communicated on 1 February 2024 and will enable Volvo Cars to concentrate its resources on the next phase of its transformation. Volvo Cars will therefore not provide further funding to Polestar. Going forward, Geely Holding will continue to provide operational and financial support to Polestar. Volvo Cars’ and Polestar’s strong operational collaboration across R&D, manufacturing, after sales and commercial will continue to the benefit of both companies and as Volvo Cars has significant collaborations with Polestar and a financial relationship through the outstanding convertible loan of USD 1 billion, Volvo Cars will remain with an 18.0 percent stake, and thereby continue to have influence over Polestar.

The transaction

•	The Board of Directors of Volvo Cars today resolved to propose a distribution of 62.7 percent of Volvo Cars’ shareholding in Polestar to Volvo Cars’ shareholders at the 2024 AGM. If Volvo Cars' shareholders approve the proposal, Volvo Cars’ shareholding in Polestar, after completion of the proposed distribution, will amount to an ownership stake of approximately 18.0 percent of Polestar’s total outstanding shares. The Board of Directors’ final proposal will be presented in the notice convening the AGM to be published by way of a separate press release on 23 February 2024
•	Geely Sweden Holdings AB, representing 78.7 percent of the shares and votes in Volvo Cars, has expressed its support for the distribution and has confirmed that it intends to vote in favour of the distribution at the 2024 AGM
•	Based on the closing price of Polestar’s Class A American Depositary Shares (“ADSs”), listed on Nasdaq New York, on 22 February 2024, the proposed distribution corresponds to an extraordinary value transfer of approximately SEK 9.5 billion to Volvo Cars’ shareholders, equivalent to SEK 3.2 or 0.21 Polestar ADSs per Volvo Cars share.[1] It is further proposed that the Board of Directors shall be authorised to determine the final size and terms of the proposed distribution based on the value of Volvo Cars’ shareholding in Polestar in due course before the proposed share split is carried out

1 Based on 10.427 USD/SEK exchange rate.

•	After the distribution, Geely Holding will continue to provide operational and financial support to Polestar going forward. The distribution will enable Volvo Cars to concentrate its resources on the next phase of the Volvo Cars’ transformation, and Volvo Cars will therefore not provide further funding to Polestar
•	After the distribution of the Polestar Shareholding to Volvo Cars’ shareholders, Volvo Cars’ and Polestar’s strong operational collaboration across research and development, manufacturing, after sales, and commercial will continue to the benefit of both companies
•	The AGM’s resolution on the distribution of the Polestar Shareholding is conditional upon receipt of all necessary regulatory clearances, approvals and decisions on terms which, in Volvo Cars’ opinion, are acceptable by no later than on 5 April 2024. As at the date of this press release, the proposed distribution remains subject to receipt of regulatory approval in the United Kingdom. The outcome of such approval process in the United Kingdom will be made public by means of a press release in accordance with applicable rules and regulations
•	The distribution of the Polestar Shareholding is proposed to be made by way of a share split (2:1), followed by an automatic share redemption process. Due to technical reasons, the Polestar Shareholding will be distributed in the form of Swedish Depository Receipts (“SDRs”), which represent the underlying ADSs in Polestar. Holders of such SDRs will be offered the possibility to convert the distributed SDRs into Polestar ADSs that can be traded on Nasdaq New York (see subsection “Technical information”)
•	Volvo Cars has significant operational collaborations with Polestar and a financial relationship through the outstanding convertible loan of USD 1 billion. Thus, it is logical for Volvo Cars at this point in time to retain an ownership in and have influence over Polestar
•	Further details can be found on https://investors.volvocars.com/en/the-share/polestar (subject to certain confirmations), and in the information brochure to be published no later than on 5 March 2024

Jim Rowan, President & CEO of Volvo Cars, commented:

“As we embark on the next stage of our transformation, gearing up to lead in next-gen mobility, our focus sharpens on Volvo Cars' development. The proposed distribution positions Volvo Cars strategically, and provides direct exposure to the Polestar share for our shareholders. As we have significant operational collaborations with Polestar and a financial relationship, it is logical for us to retain influence through a smaller 18.0 percent stake in Polestar. That said, Volvo Cars will not provide further funding to Polestar. With Polestar's strengthened business plan, the launch of Polestar 3 and Polestar 4, and Geely´s commitment and support, the company is well positioned for growth.”

Daniel Donghui Li, CEO of Geely Holding Group, commented:

“We express our support for the proposed distribution of Polestar shares to Volvo Cars’ shareholders. We have strong confidence in Polestar and look forward to 2024 with great optimism based on the strong and attractive product portfolio, which reaffirms Polestar’s position as a global premium EV brand. As long-term owners of Polestar, we are committed to supporting their announced business plan and financial targets by securing the necessary funding to execute its strategy, and through our global ecosystem of technology, supply chain, and product development. At the same time this enables Volvo Cars to fully focus on its transformation and invest in developing Volvo Cars.”

Technical information

As Volvo Cars’ shares are registered with the Swedish central securities depositary, Euroclear Sweden AB, an automatic distribution of Volvo Cars’ shareholding in Polestar must be done in the form of SDRs in order for all Volvo Cars’ shareholders to be able to receive the underlying ADSs. As a first step, through a share split, Volvo Cars’ shareholders will receive redemption shares that will be admitted to trading on Nasdaq Stockholm, enabling Volvo Cars’ shareholders to choose to keep their redemption shares, which will be replaced with SDRs, and thereby become a direct owner in Polestar, or sell their redemption shares and thereby receive cash. Following the record date for redemption, shareholders who wish and have the capacity to own Polestar ADSs can convert their SDRs to Polestar ADSs, free of charge, which the shareholder can trade with on Nasdaq New York.

Indicative and preliminary timetable for the proposed distribution

5 March 2024	Estimated date for publication of information brochure and general terms and conditions for SDRs
26 March 2024	AGM to resolve on the proposed distribution
5 April 2024	Announcement of Board’s decision on final size and terms of the distribution
10 April 2024	Last day of trading in Volvo Cars series B share incl. right to receive redemption shares
11 April 2024	First day of trading in Volvo Cars series B share excl. right to receive redemption shares
12 April 2024	Record date for the share split
15–30 April 2024	Trading in redemption shares on Nasdaq Stockholm
On or around 8 May 2024	Record date for redemption (shareholders holding redemption shares on this day will be entitled to receive SDRs)
On or around 13 May 2024	Distribution of SDRs
On or around 13 May – 13 August 2024	Conversion period (holders of SDRs may apply for conversion of SDRs to Polestar ADSs)

Telephone conference

CFO Johan Ekdahl and Head of Investor Relations John Hernander will host a conference call for investors and analysts at 08:00 CET on 23 February.

https://live.volvocars.com/vcl80r8ro

If you tune in from China, please use this link: https://live.volvocars.com.cn/vcl80r8ro

It will be possible to ask questions via phone call during the Q&A session. To call in, participants need to register via the link below and will then receive the dial-in details and individual PIN.

Link to registration: https://register.vevent.com/register/BI81fb02f0252b4ff796d93ed1bb4c959c

Additional shareholder information

Information relating to the proposed distribution is available on Volvo Cars’ website (subject to certain confirmations): https://investors.volvocars.com/en/the-share/polestar.

The Board of Directors’ final proposal regarding the distribution of the Polestar Shareholding will be included in the notice convening the 2024 AGM to be published on 23 February 2024. Volvo Cars will also publish an information brochure with detailed information on, i.a., the automatic share redemption process and how to convert the received SDRs to Polestar ADSs that can be traded on Nasdaq New York. The information brochure, together with the general terms and conditions for the SDRs, is expected to be made available to shareholders on Volvo Cars’ website no later than on 5 March 2024. The information brochure will be sent to Volvo Cars’ directly registered shareholders.

Advisors

BofA Securities and Skandinaviska Enskilda Banken AB (publ) are financial advisors to Volvo Cars in relation to the proposed distribution. Mannheimer Swartling Advokatbyrå AB is legal counsel to Volvo Cars as to Swedish law and Clifford Chance LLP is legal counsel to Volvo Cars as to U.K. and U.S. law in relation to the proposed distribution.

This disclosure contains information that Volvo Car AB (publ) is obliged to make public pursuant to the EU Market Abuse Regulation (EU nr 596/2014). The information was submitted for publication, through the agency of the contact person, on 23-02-2024 00:30 CET.

About Volvo Cars

Volvo Cars was founded in 1927. Today, it is one of the most well-known and respected car brands in the world with sales to customers in more than 100 countries. Volvo Cars is listed on the Nasdaq Stockholm exchange, where it is traded under the ticker “VOLCAR B”.

“For life. To give people the freedom to move in a personal, sustainable and safe way.” This purpose is reflected in Volvo Cars’ ambition to become a fully electric car maker by 2030 and in its commitment to an ongoing reduction of its carbon footprint, with the ambition to be a climate-neutral company by 2040.

As of December 2023, Volvo Cars employed approximately 43,400 full-time employees. Volvo Cars’ head office, product development, marketing and administration functions are mainly located in Gothenburg, Sweden. Volvo Cars’ production plants are located in Gothenburg, Ghent (Belgium), South Carolina (US), Chengdu, Daqing and Taizhou (China). The company also has R&D and design centres in Gothenburg and Shanghai (China).

About Polestar

Polestar (Nasdaq: PSNY) is the Swedish electric performance car brand determined to improve society by using design and technology to accelerate the shift to sustainable mobility. Headquartered in Gothenburg, Sweden, its cars are available online in 27 markets globally across North America, Europe and Asia Pacific.

Polestar will have a line-up of three performance EVs here in 2024. Polestar 2, the electric performance fastback, launched in 2019. Polestar 3, the SUV for the electric age, launched in late 2022. Polestar 4, the SUV coupé transformed, is launching in phases through 2023 and into 2024.

The Polestar 0 project is the company’s ambitious goal of creating a truly climate-neutral production car by 2030. The research initiative also aims to create a sense of urgency to act on the climate crisis, by challenging employees, suppliers and the wider automotive industry, to drive towards zero.

“Stock information“ (all headings listed in this paragraph can be found under the section “Investor Relations”). Note that Volvo Cars did not prepare this information and thus takes no responsibility for its accuracy or completeness.

For further information please contact:

Volvo Cars Media Relations

+46 31-59 65 25

media@volvocars.com

Volvo Cars Investor Relations

John Hernander

+46 31-793 94 00

investors@volvocars.com

Disclaimer / Forward Looking Statements

The information contained in this document is for background information only and does not purport to be full or complete nor does it constitute or form part of any invitation or inducement to engage in investment activity, nor does it constitute an offer or invitation to buy any securities in any jurisdiction or a recommendation in respect of buying, holding or selling any securities. This document is not an offer to sell, or solicitation of an offer to buy, acquire or subscribe for, or otherwise invest in, any securities to any person in any jurisdiction in which such offer or solicitation would be unlawful. Volvo Car AB (publ) (the "Company") has not made and does not intend to make any offer of securities in any jurisdiction. The proposed corporate events and securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States and may not be offered or sold in the United States unless registered under the Securities Act or pursuant to or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or local securities law.

This document is not for publication or distribution, directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction. The distribution of this document may be restricted by laws in certain jurisdictions and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Nothing in this document constitutes legal, financial, tax or other advice and each shareholder should consult an independent adviser as to the possible application of legal (including on national security and investment regulations, foreign direct investment regulations and/or similar laws or regulations), financial, tax or other advice in relation to the corporate events described herein.

In the United Kingdom, this document has not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such document is not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to, and may only be acted upon by, those persons in the United Kingdom falling within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") (which includes the existing shareholders of the Company) or any other persons to whom it may otherwise lawfully be made available to under the Financial Promotion Order.

This document may include statements that are, or may be deemed to be, "forward-looking statements". These forward-looking statements may be identified by the use of forward-looking terminology, including the terms "believe", "expect", "anticipate", "intend", "estimate", "project", "will", "may", "target", "should" and similar expressions, or, in each case, their negative or other variations or comparable terminology, or by discussions of strategies, plans, objectives, goals, future events or intentions. Any forward-looking statements reflect the Company's current view with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to the Company's business, financial position, liquidity, prospects, growth and strategies. Forward-looking statements speak only as of the date they are made and are subject to change. To the fullest extent permitted under applicable laws, the Company and its affiliates expressly disclaims any obligation or undertaking to update, review or revise any forward-looking statement contained in this document whether as a result of new information, future developments or otherwise.

None of the Company or any of its affiliates, or any of the Company's or its affiliates' directors, officers, employees, advisors or agents, accepts any responsibility or liability whatsoever for or makes any representation or warranty, express or implied, as to the truth, accuracy or completeness of the information in this document (or whether any information has been omitted from the document) or that any transaction has been or may be effected on the terms or in the manner stated herein or as to the achievement or reasonableness of future projections, estimates or prospects, if any, or any other information relating to the Company, its subsidiaries or associated companies, whether written, oral or in a visual or electronic form, and howsoever transmitted or made available or for any loss howsoever arising from any use of the document or its contents or otherwise arising in connection therewith.

The timing of the proposed corporate events described herein may be influenced by a variety of factors which include market conditions. The Company may decide not to go ahead with the proposed corporate events and therefore there is no guarantee that the proposed corporate events will proceed. Past performance is not a guide to future performance. Information in this document cannot be relied upon as a guide to future performance.